Exhibit 99.1


JoS. A. Bank Clothiers Announces 15.3% Increase in July Sales; Second Quarter Earnings Per Share to Increase at Least 38%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Aug. 4, 2005--JoS. A. Bank Clothiers, Inc. (NASDAQ National Market: "JOSB") announces that its total sales for the fiscal month ended July 30, 2005 (fiscal July
2005) increased 15.3% to $27.1 million compared with $23.5 million in fiscal July 2004. Comparable store sales increased 0.5% when compared with the month of July 2004, while combined catalog and internet sales increased 21.5%.

    The Company noted that, as a result of continued sales gains including a 20.2% increase in the second quarter sales, and further improvements in gross profit margins, diluted earnings per share for the second quarter of 2005 are expected to meet or exceed the "consensus" analyst estimate of $0.33 per share. The Company earned $0.24 per share in the second quarter of the prior year (FY2004); as such, earnings per share are expected to increase at least 38%.

    "We entered July with significantly less clearance merchandise than the prior year which resulted in higher gross profit margin and lower clearance sales in the month," stated David E. Ullman, Chief Financial Officer of JoS. A. Bank Clothiers, Inc. The Company also noted that its overall sales gain during July was led by increases in seasonal sportswear products.

    Total sales for the second quarter ended July 30, 2005 increased 20.2% to $98.6 million compared with $82.0 million in the comparable prior year period. Comparable store sales increased 4.9% in the second quarter ended July 30, 2005, while combined catalog and internet sales increased 23.4%. Total sales for the six months ended July 30, 2005 increased 20.6% to $195.2 million compared with $161.9 million in the comparable prior year period. Comparable store sales increased 4.5% in the six months ended July 30, 2005, while combined catalog and internet sales rose 24.9%.

    The Company will report its operating results for the second quarter of 2005 on Tuesday, September 6, 2005. A conference call to discuss the earnings press release is scheduled for September 6, 2005, at 11:00 a.m. Eastern Time (EDT). To participate in the call on September 6, 2005, please dial (877) 209-0397, or (International)
(612) 332-1025, at least five minutes before 11:00 a.m. EDT. A replay of the conference call will be available after 2:30 p.m. EDT on September 6, 2005, until 11:59 p.m. on September 12, 2005, by dialing
(USA) (800) 475-6701 or (International) (320) 365-3844. The access code for the replay will be 791286.

    All current and historical earnings per share amounts noted in this news release represent diluted earnings per share adjusted for two stock dividends that were distributed to stockholders in FY2004. The FY2004 earnings per share amounts included in this news release give effect to the restatement to reflect the revision of the Company's historical practices of accounting for lease transactions as discussed in the Company's Annual Report on Form 10-K for the year ended January 29, 2005.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 283 stores in 38 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R.  Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com